UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________
FORM SD
 ________________________
Specialized Disclosure Report

LKQ CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	001-42002
(State or other jurisdiction of incorporation or organization)	(Commission File Number)

5846 Crossings Boulevard Antioch, Tennessee	37013
(Address of principal executive offices)	(Zip Code)
Matthew J. McKay, (615) 781-5200
(Name and telephone number, including area code, of person to contact in connection with this report)

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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and to provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _________.

Section 1 - Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
LKQ Corporation's Conflict Minerals Report for the year ended December 31, 2024 is filed as Exhibit 1.01 to this Form SD. This Form SD and attached Conflict Minerals Report are publicly available in SEC Filings under the Investor Relations section of www.lkqcorp.com.
Item 1.02 Exhibit
LKQ Corporation's Conflict Minerals Report for the year ended December 31, 2024 is filed as Exhibit 1.01 to this Form SD.
Section 2 - Resource Extraction Issuer Disclosure
Item 2.01 Resource Extraction Issuer Disclosure and Report
Not applicable.
Section 3 - Exhibits
Item 3.01 Exhibits

Exhibit Number	Description of Exhibit
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.
Dated: May 28, 2025

LKQ CORPORATION

By:	/s/ Matthew J. McKay
Matthew J. McKay
Senior Vice President, General Counsel and Corporate Secretary